AGIC Equity & Convertible Income Fund                                               Changes in Investment Policy
July 31, 2010 (unaudited)

Changes to NIE’s Investment Policy
NIE employs its Option Strategy by writing (selling) call options on stocks held in the Fund’s equity securities portfolio (the “Equity Component”). When the Fund writes a call option on an individual stock held in the Equity Component, it will ordinarily do so with respect to approximately 70% of the value of the position. Therefore, if the Fund determines to write call options on all or substantially all of the individual stocks held in the Equity Component, it is expected that the Fund will have written call options positions with respect to approximately 70% of the aggregate value of the Equity Component. However, the extent of the Fund’s use of the Option Strategy will vary depending on market conditions and other factors, and the Fund may determine from time to time to write call options on only a portion, or none, of the individual stocks held in the Equity Component.

NIE’s Option Strategy, to the extent utilized, is designed to generate gains from option premiums in an attempt to enhance distributions payable to the Fund’s shareholders and to reduce overall portfolio risk. However, there is no assurance that the Fund’s Option Strategy will achieve its objectives.

There are various risks associated with the NIE’s Option Strategies, including that the Fund forgoes, during the life of a written call option, the opportunity to profit from increases in the market value of the underlying security or securities held by the Fund (in the case of an index option, to the extent the performance of the index is correlated with the corresponding securities held by the Fund) with respect to which the option was written above the sum of the premium and the strike price of the call. Therefore, an Option Strategy generally limits the Fund’s ability to benefit from the full upside potential of its equity holdings, while the Fund retains the risk of loss (net of premiums received) should the price of the Fund’s portfolio securities decline. The use of written call options by the Fund also potentially involves correlation, liquidity, valuation, tax and other risks.